CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of GoldenTree Opportunistic Credit Fund of our report dated February 27, 2026, relating to the financial statements and financial highlights which appears in GoldenTree Opportunistic Credit Fund’s Certified Shareholder Report on Form N-CSR for the period ended December 31, 2025. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 30, 2026